ADDENDUM DATED SEPTEMBER 16, 2021 TO THE

SUBADVISORY AGREEMENT DATED SEPTEMBER 16, 2021

This Addendum, dated as of September 16, 2021 (the “Addendum”), hereby supplements the attached Subadvisory Agreement (the “Subadvisory Agreement”), dated September 16, 2021, by and between Columbia Management Investment Advisers, LLC (the “Investment Manager”), a Minnesota limited liability company, and Crabel Capital Management, LLC (“Crabel”), a Wisconsin limited liability company, solely with respect to the Multi-Manager Alternative Strategies Fund (the “Alternative Strategies Fund”), a series of Columbia Funds Series Trust I (the “Registrant”), as follows:

The parties hereto acknowledge that, with respect to the Alternative Strategies Fund, and in accordance with its prospectus and statement of additional information, as amended from time to time, all or a portion of its assets may be held in one or more of its wholly-owned subsidiaries, including but not limited to ASMF Offshore Fund, Ltd. (referred to herein collectively as the “Subsidiary”). Crabel is hereby authorized and agrees to manage the portion of assets of the Subsidiary which is allocated to Crabel from time to time by the Investment Manager (which portion may include any or all of the Alternative Strategies Fund’s assets) pursuant to the same terms, conditions and obligations applicable to the Alternative Strategies Fund under the Subadvisory Agreement. Crabel is further authorized hereby to determine, in its discretion, the amount and type of assets (or any portion thereof allocated to it by the Investment Manager) of the Alternative Strategies Fund to be invested in and through the Subsidiary. For purposes of this Addendum, all references in the Subadvisory Agreement to the “Fund,” with respect to the Alternative Strategies Fund, shall also refer to the Subsidiary, unless (i) the context dictates otherwise or (ii) applicable laws, rules, regulations and interpretive releases, official guidance or no-action letters related thereto allow for an alternate interpretation, in the reasonable opinion of the Investment Manager, with respect to the Subsidiary. For the avoidance of doubt, the parties hereby agree that unless otherwise indicated in the prospectus or statement of additional information of the Alternative Strategies Fund or as otherwise mutually agreed upon in writing by the Investment Manager and Crabel (i) the assets of the Subsidiary should be treated as being held directly by the Alternative Strategies Fund for purposes of the Alternative Strategies Fund’s compliance with the 1940 Act, Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Internal Revenue Code, as amended, any rules, regulations, interpretive releases, official guidance or no-action letters under any such acts or the Internal Revenue Code, or any other federal or state laws, rules and regulations referenced in the Subadvisory Agreement and (ii) the Subsidiary shall not be required, separate and apart from the Alternative Strategies Fund, to comply with requirements applicable to a registered investment company, except that the Subsidiary will comply with the requirements of Section 18(f) of the 1940 Act and rules and regulations promulgated thereunder with respect to asset segregation.

For the avoidance of doubt, Crabel hereby agrees for purposes of Section 1 of the Subadvisory Agreement: “Subadviser’s Duties” to treat the assets and liabilities of the Subsidiary as if they are held directly by the Alternative Strategies Fund, and, in addition, if required (as determined by the Fund’s Chief Legal Officer and Chief Compliance Officer), to treat the Subsidiary as a separate investment by the Alternative Strategies Fund. Further, for purposes of Section 4: “Compensation of Subadviser” of the Subadvisory Agreement, the parties hereto agree to treat the assets and liabilities of the Subsidiary as if they are held directly by the Alternative Strategies Fund. Crabel acknowledges that, at the direction of the Registrant’s Board of Trustees and the Board of Directors of the Subsidiary, the Investment Manager has retained Crabel to serve as investment subadviser for the Subsidiary, and Crabel, as a party to the Subadvisory Agreement, has agreed to manage the assets of the Subsidiary in accordance with the applicable terms of the Subadvisory Agreement.

In witness whereof, the parties have caused this Addendum to be executed by their officers designated below as of this 16th day of September, 2021.

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC		CRABEL CAPITAL MANAGEMENT, LLC

By:	/s/ David Weiss	By:	/s/ Richard S. Rusin
	Signature		Signature

Name:	David Weiss	Name:	Richard Rusin
	Printed		Printed

Title:	Assistant Secretary	Title:	Chief Operating Officer